Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
infoGROUP Inc.:
We consent to the incorporation by reference in the registration statements (File No. 333-37865, No. 333-82933, No. 33-91194, No. 333-77417, No. 333-43391, No. 33-59256, No. 333-73106, No. 333-73092, and No. 333-155576) on Form S-8 of infoGROUP Inc. (formerly infoUSA Inc.) of our report dated August 8, 2008, with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in this Form 10- K/A.
Our report dated August 8, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company has not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Our report dated August 8, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an emphasis of matter paragraph that states we do not express an opinion or any other form of assurance on management’s statements referring to corrective or remedial actions taken after December 31, 2007, relative to the aforementioned material weakness in internal control over financial reporting.
Our report dated August 8, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states the Company acquired Guideline, Inc. (Guideline) on August 20, 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, Guideline’s internal control over financial reporting associated with 7% of the Company’s consolidated total assets and 2% of the Company’s consolidated total sales included in the consolidated financial statements of the Company as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Guideline.

/s/ KPMG LLP
Omaha, Nebraska
March 16, 2009